Exhibit 99.1

Contact: Merilee Raines, Chief Financial Officer, (207) 856-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Second Quarter Results

WESTBROOK, Maine, July 29, 2005 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenue for the second quarter of 2005 increased 17% to $160.6 million from $137.4 million for the second quarter of 2004. Earnings per diluted share for the quarter ended June 30, 2005 were $0.59, compared to $0.66 for the same period in the prior year.  Earnings per diluted share for the quarter were $0.01 above the guidance of $0.56 to $0.58 per share given by the Company upon announcement of its first quarter results.

          During the quarter ended June 30, 2004, the Company’s earnings per diluted share included a net benefit of $0.07 resulting from (i) a reduction in the Company’s provision for income taxes primarily related to the completion of an IRS audit through the year 2001, (ii) a reduction in the estimated liability for a third party claim, and (iii) a payment received in settlement of certain litigation. During the quarter ended June 30, 2005, the Company incurred acquisition integration costs of $0.01 per diluted share associated with the acquisitions of Vet Med Lab and Dr. Bommeli AG in the fourth quarter of 2004. Excluding the effects of these discrete costs in the second quarters of 2005 and 2004, adjusted earnings per diluted share grew approximately 2%.

          Companion Animal Group (CAG) revenue for the second quarter of 2005 increased 17% to $131.3 million from $112.7 million for the second quarter of 2004. This increase resulted primarily from increased sales of laboratory and consulting services, instruments and consumables, and, to a lesser extent, rapid assay products, and computer systems and digital radiography. The increase in laboratory and consulting services revenue was due, in part, to the inclusion of sales from laboratories acquired during 2004 and 2005, which contributed approximately 7% to CAG revenue growth during the quarter. The favorable impact of foreign currency contributed 1% to CAG revenue growth.

          Water segment revenue for the second quarter increased 10% to $14.3 million from $13.0 million for the second quarter of 2004 primarily due to higher sales volume. The favorable impact of foreign currency contributed 2% to Water revenue growth.

          Food Diagnostics Group (FDG) revenue for the second quarter increased 29% to $15.0 million from $11.6 million for the second quarter of 2004. This increase reflects growth in the production animal products business due to sales from businesses acquired in 2004 and higher sales volume of existing product lines. In addition, the impact of foreign currency contributed 3% to FDG revenue growth.

IDEXX Announces Second Quarter Results
July 29, 2005

          “Our second quarter financial performance was essentially in-line with our expectations and plan,” said Jonathan Ayers, Chairman and CEO. “The revenue increase was driven by sales from European businesses acquired in late 2004, as well as by organic growth from several lines of business, including laboratory services, instruments and consumables, and production animal products. As anticipated, several factors caused our net income to fall below net income for the 2004 period. Some of these factors were discrete items applicable to both the 2004 and 2005 periods, and others reflect investments we are making to drive long-term growth.”

Year-to-date results

          Year-to-date revenue increased 16% to $313.1 million from $270.8 million for the same period in 2004. Year-to-date earnings per diluted share were $1.10, compared to $1.14 for the same period in the prior year. Excluding the effects of the tax, third party claim and litigation related items in the six months ended June 30, 2004, discussed above, and integration costs incurred in the six months ended June 30, 2005 of $0.03 per diluted share, adjusted earnings per diluted share increased 6%.

          Companion Animal Group (CAG) revenue for the six months ended June 30, 2005 increased 15% to $256.2 million from $222.6 million. This increase resulted primarily from increased sales of laboratory and consulting services, instruments and consumables, and, to a lesser extent, rapid assay products, pharmaceutical products, and computer systems and digital radiography. The favorable impact of currency contributed 1% to year-to-date CAG revenue growth.

          Water segment revenue for the six months ended June 30, 2005 increased 9% to $27.1 million from $24.9 million primarily due to higher worldwide sales volume. The favorable impact of foreign currency contributed 2% to year-to-date Water revenue growth.

          Food Diagnostics Group (FDG) revenue for the six months ended June 30, 2005 increased 27% to $29.8 million from $23.4 million for the same period in 2004. This increase reflects growth in the production animal products business due to sales from businesses acquired in 2004 and higher sales volume of existing product lines. The favorable impact of foreign currency contributed 3% to FDG revenue growth.

IDEXX Announces Second Quarter Results
July 29, 2005

Outlook

The Company offers the following guidance for the third quarter of 2005:

•	Revenue is expected to be approximately $155 to $157 million.

•	Diluted earnings per share are expected to be approximately $0.57 to $0.59, which includes approximately $0.01 of anticipated acquisition integration costs.

The Company offers the following guidance for the full year of 2005:

•

Revenue is expected to be approximately $625 to $630 million. The reduction from the Company’s prior guidance of $630 to $640 million is substantially the result of the strengthening of the U.S. dollar against major international currencies.

•

Diluted earnings per share are expected to be approximately $2.26 to $2.29, which includes approximately $0.05 of anticipated acquisition integration costs. This is an increase of $0.01 from the Company’s prior guidance due to the performance in the second quarter.

About IDEXX Laboratories

          IDEXX Laboratories, Inc. is a leader in companion animal health, serving practicing veterinarians around the world with innovative, technology-based offerings, including a broad range of diagnostic products and services, practice-management systems and therapeutics. Our products enhance the ability of veterinarians to provide advanced medical care and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 3,000 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the effectiveness of the Company’s sales and marketing activities; the Company’s ability to develop, license or obtain rights to new technologies; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition and technological change on the markets for the Company’s products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of our products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the effects of government regulatory decisions, customer demand, pricing and other factors on the realizability of the Company’s inventories; the Company’s ability to manufacture complex biologic products; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.

IDEXX Announces Second Quarter Results
July 29, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenue:	Revenue	$160,630	$137,379	$313,056	$270,796
Expenses and Income:	Cost of revenue	80,055	65,377	156,401	131,748

	Gross profit	80,575	72,002	156,655	139,048
	Sales and marketing	25,848	20,679	50,918	41,662
	General and administrative	15,846	11,583	30,944	23,825
	Research and development	9,995	8,685	19,769	17,205

	Income from operations	28,886	31,055	55,024	56,356
	Interest income, net	871	756	1,374	1,485

	Income before provision for income taxes and partner’s interest	29,757	31,811	56,398	57,841
	Partner’s share of consolidated loss	110	73	211	206
	Provision for income taxes	9,934	7,974	18,986	16,346

Net Income:	Net income	$19,933	$23,910	$37,623	$41,701
	Earnings per share: Basic	$0.61	$0.69	$1.15	$1.20

	Earnings per share: Diluted	$0.59	$0.66	$1.10	$1.14

	Shares outstanding: Basic	32,627	34,584	32,790	34,679

	Shares outstanding: Diluted	34,060	36,423	34,250	36,447

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Ratios (Unaudited)

		Three Months Ended		Six Months Ended
		June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Key Operating Ratios (as a percentage of revenue):	Gross profit	50.2%	52.4%	50.0%	51.3%
	Sales, marketing, general and administrative expense	26.0%	23.5%	26.1%	24.1%
	Research and development expense	6.2%	6.3%	6.3%	6.4%

	Income from operations	18.0%	22.6%	17.6%	20.8%

International Revenue:	International revenue	35.7%	30.7%	35.4%	31.0%

IDEXX Announces Second Quarter Results
July 29, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Six Months Ended
		June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenue:	Companion Animal Group	$131,332	$112,731	$256,212	$222,561
	Water	14,271	13,004	27,077	24,858
	Food Diagnostics Group	15,027	11,644	29,767	23,377

	Total	$160,630	$137,379	$313,056	$270,796

Gross Profit:	Companion Animal Group	$62,825	$56,109	$122,088	$108,185
	Water	9,622	8,748	18,099	16,741
	Food Diagnostics Group	8,128	7,145	16,468	14,122

	Total	$80,575	$72,002	$156,655	$139,048

Income from Operations:	Companion Animal Group	$21,411	$23,461	$40,299	$41,709
	Water	6,540	5,972	12,044	11,027
	Food Diagnostics Group	1,760	2,397	4,338	5,320
	Other	(825)	(775)	(1,657)	(1,700)

	Total	$28,886	$31,055	$55,024	$56,356

Gross Profit (as a percentage of revenue):	Companion Animal Group	47.8%	49.8%	47.7%	48.6%
	Water	67.4%	67.3%	66.8%	67.3%
	Food Diagnostics Group	54.1%	61.4%	55.3%	60.4%
Income from Operations (as a percentage of revenue):	Companion Animal Group	16.3%	20.8%	15.7%	18.7%
	Water	45.8%	45.9%	44.5%	44.4%
	Food Diagnostics Group	11.7%	20.6%	14.6%	22.8%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)

		Three Months Ended		Six Months Ended
		June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net CAG Revenue:
	Instruments and consumables	$53,045	$48,424	$105,918	$97,235
	Rapid assay products	27,397	26,172	52,149	50,417
	Laboratory and consulting services	40,367	28,472	76,911	55,577
	Computer systems and digital radiography	7,199	6,591	14,660	13,919
	Pharmaceutical products	3,324	3,072	6,574	5,413

	Net CAG revenue	131,332	112,731	256,212	222,561
Net Water Revenue:	Water	14,271	13,004	27,077	24,858

Net FDG Revenue:
	Production animal products	10,956	7,585	21,818	15,483
	Dairy-testing products	4,071	4,059	7,949	7,894

	Net FDG revenue	15,027	11,644	29,767	23,377

Net Revenue:		$160,630	$137,379	$313,056	$270,796

IDEXX Announces Second Quarter Results
July 29, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		June 30, 2005	December 31, 2004

Assets:	Current Assets:
	Cash and cash equivalents	$52,354	$47,156
	Short-term investments	78,603	90,116
	Accounts receivable, net	73,139	65,639
	Inventories	81,765	76,424
	Other current assets	21,470	22,257

	Total current assets	307,331	301,592

	Long-term Investments	7,583	19,687

	Property and equipment - cost	143,082	137,851
	Less: accumulated depreciation	79,361	75,221

	Property and equipment, net	63,721	62,630

	Other long-term assets, net	121,615	130,328

	Total assets	$500,250	$514,237

Liabilities and Stockholders’ Equity:	Current Liabilities:
	Accounts payable	$16,193	$14,723
	Accrued expenses	68,093	73,785
	Notes payable	531	1,291
	Deferred revenue	8,434	10,153

	Total current liabilities	93,251	99,952

	Total long-term liabilities	14,538	16,233

	Partner’s interest in subsidiary	232	392

	Stockholders’ Equity:
	Common stock	4,559	4,522
	Additional paid-in capital	423,825	410,817
	Deferred equity-based compensation	1,231	665
	Retained earnings	356,305	318,682
	Treasury stock, at cost	(398,718)	(348,327)
	Accumulated other comprehensive income	5,027	11,301

	Total stockholders’ equity	392,229	397,660

	Total liabilities and stockholders’ equity	$500,250	$514,237

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Statistics (Unaudited)

		June 30, 2005	December 31, 2004

Key Balance Sheet Statistics:	Days sales outstanding	42	39
	Inventory turns	1.8	1.9

IDEXX Announces Second Quarter Results
July 29, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30, 2005	June 30, 2004

Operating:	Cash Flows from Operating Activities:
	Net income	$37,623	$41,701
	Non-cash charges	14,251	17,043
	Changes in current assets and liabilities, net of acquisitions and disposals	(13,789)	(14,848)

	Net cash provided by operating activities	$38,085	$43,896

Investing:	Cash Flows from Investing Activities:
	(Increase) decrease in investments, net	23,586	(268)
	Purchase of property and equipment	(10,508)	(17,676)
	Acquisition of businesses and intangible assets	(659)	(5,392)
	Acquisition of equipment leased to customers	(1,278)	(1,230)

	Net cash provided (used) by investing activities	$11,141	$(24,566)

Financing:	Cash Flows from Financing Activities:
	Repayments of notes payable	(1,270)	(304)
	Purchase of treasury stock	(50,391)	(58,070)
	Proceeds from the exercise of stock options	9,461	16,910

	Net cash used by financing activities	$(42,200)	$(41,464)

	Net effect of exchange rate changes	(1,828)	76

	Net increase (decrease) in cash and cash equivalents	5,198	(22,058)

	Cash and cash equivalents, beginning of period	47,156	186,717

	Cash and cash equivalents, end of period	$52,354	$164,659

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow (Unaudited)

		Six Months Ended
		June 30, 2005	June 30, 2004

Free Cash Flow:	Net cash provided by operating activities	$38,085	$43,896
	Purchase of property and equipment	(10,508)	(17,676)
	Acquisition of equipment leased to customers	(1,278)	(1,230)

	Free cash flow	$26,299	$24,990

Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets.  Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures.  We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations.